Exhibit 99

Media Relations	Consolidated Edison, Inc.
212 460 4111 (24 hours)	4 Irving Place
New York NY 10003
www.conEdison.com

FOR IMMEDIATE RELEASE	Contact:	Robert McGee
November 3, 2011		212-460-4111

CON EDISON REPORTS 2011 THIRD QUARTER EARNINGS

NEW YORK - Consolidated Edison, Inc. (Con Edison) [NYSE: ED] today reported net income for common stock for the third quarter of $383 million or $1.31 a share compared with $350 million or $1.24 a share in 2010. Earnings from ongoing operations, which exclude the net mark-to-market effects of the competitive energy businesses, were $390 million or $1.33 a share in the third quarter of 2011 compared with $372 million or $1.32 a share in 2010.

For the first nine months of 2011, net income for common stock was $860 million or $2.94 a share compared with $759 million or $2.69 a share in the first nine months of 2010. Earnings from ongoing operations, which exclude the net mark-to-market effects of the competitive energy businesses, were $846 million or $2.89 a share in 2011 compared with $780 million or $2.77 a share in 2010.

“Con Edison’s utility and competitive energy businesses are continuing to perform well,” said Chairman, President and CEO Kevin Burke. “Our employees did a great job meeting the challenges of this summer, keeping the power flowing through record-breaking heat, and responding well to Hurricane Irene. Meanwhile, energy efficiency programs have helped customers lower their bills and improve the environment, and effective cost management strategies are keeping our operations efficient.”

The following table is a reconciliation of Con Edison’s reported earnings per share to earnings per share from ongoing operations and reported net income to earnings from ongoing operations for the three and nine months ended September 30, 2011 and 2010.

	Three Months Ended				Nine Months Ended
	Earnings per Share		Net Income (Millions of Dollars)		Earnings per Share		Net Income (Millions of Dollars)
	2011	2010	2011	2010	2011	2010	2011	2010
Reported earnings per share and net income for common stock– GAAP basis (basic)	$1.31	$1.24	$383	$350	$2.94	$2.69	$860	$759
Less: Net mark-to-market effects of competitive energy businesses	(0.02)	(0.08)	(7)	(22)	0.05	(0.08)	14	(21)

Ongoing operations	$1.33	$1.32	$390	$372	$2.89	$2.77	$846	$780

The company expects its earnings from ongoing operations for the year 2011 to be in the range of $3.55 to $3.65 per share. The company’s previous forecast of 2011 earnings was in the range of $3.45 to $3.65 a share. Earnings per share from ongoing operations exclude the net mark-to-market effects of the competitive energy businesses. In addition, the company does not expect to issue any long-term debt to fund its capital requirements for the remainder of 2011 due to tax benefits and refunds received from accelerated deductions for income tax purposes of certain expenditures which resulted in more cash flows from operating activities.

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CON EDISON REPORTS 2011 THIRD QUARTER EARNINGS	page 2

The results of operations for the three and nine months ended September 30, 2011, as compared with the 2010 period, reflect changes in the rate plans of Con Edison’s utility subsidiaries. The rate plans provide for additional revenues to cover expected increases in certain operations and maintenance expenses, and depreciation and property taxes. The results of operations include the operating results of the competitive energy businesses, including net mark-to-market effects.

Operations and maintenance expenses were higher for the 2011 periods reflecting higher costs for pension and other postretirement benefits and employee health insurance, offset in part by savings from cost control efforts in the 2011 periods. Depreciation and property taxes were higher in the 2011 periods reflecting primarily higher utility plant balances.

The following table presents the estimated effect on earnings per share and net income for common stock for the 2011 period compared with the 2010 period, resulting from these and other major factors:

	Three Months Ended Variation 2011 vs. 2010		Nine Months Ended Variation 2011 vs. 2010
	Earnings per Share Variation	Net Income for Common Stock Variation (Millions of Dollars)	Earnings per Share Variation	Net Income for Common Stock Variation (Millions of Dollars)

Consolidated Edison Company of New York, Inc. (CECONY) (a)

Rate plans, primarily to recover increases in certain costs	$0.25	$72	$0.69	$192
Operations and maintenance expense	(0.09)	(27)	(0.15)	(44)
Depreciation and property taxes	(0.08)	(23)	(0.24)	(69)
Other (includes dilutive effect of new stock issuances)	(0.04)	(1)	(0.15)	(9)

Total CECONY	0.04	21	0.15	70
Orange and Rockland Utilities (O&R)	(0.02)	(5)	—	1
Competitive energy businesses
Earnings excluding net mark-to-market effects	(0.03)	(2)	(0.03)	(7)
Net mark-to-market effects (b)	0.06	15	0.13	35

Total competitive energy businesses	0.03	13	0.10	28
Other, including parent company expenses	0.02	4	—	2

Total variation	$0.07	$33	$0.25	$101

(a)	Under the revenue decoupling mechanisms in CECONY’s electric and gas rate plans and the weather-normalization clause applicable to the gas business, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. Under CECONY’s rate plans, pension and other postretirement costs and certain other costs are reconciled to amounts reflected in rates for such costs.
(b)	For the three months ended September 30, these variations reflect after-tax net mark-to-market losses of $7 million or $0.02 a share in 2011 and after-tax net mark-to-market losses of $22 million or $0.08 a share in 2010. For the nine months ended September 30, the variations reflect after-tax net mark-to-market gains of $14 million or $0.05 a share in 2011 and after-tax net mark-to-market losses of $21 million or $0.08 a share in 2010.

The earnings per share variations shown above include the dilutive effect ($0.04 per share and $0.10 per share, respectively, exclusive of offsetting benefits of avoided interest expense) of a higher weighted average number of common shares outstanding in the three and nine months ended September 30, 2011 period. The weighted average number of common shares was 293 million shares and 283 million shares for the three months ended September 30, 2011 and 2010, respectively, and 293 million shares and 282 million shares for the nine months ended September 30, 2011 and 2010, respectively.

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CON EDISON REPORTS 2011 THIRD QUARTER EARNINGS	page 3

The changes in the energy delivered by the company’s utility subsidiaries, both for actual amounts and as adjusted for variations in weather and billing days, for the three and nine months ended September 30, 2011, as compared with the 2010 period were as follows (expressed as a percentage of 2010 amounts):

	Third Quarter Variation		Nine Months Variation
	2011 vs. 2010		2011 vs. 2010
	Actual	Adjusted	Actual	Adjusted
Con Edison of New York
Electric	(2.1)	(0.4)	(1.2)	(1.0)
Firm – Gas	5.6	5.6	8.1	2.3
Steam	(10.8)	(9.3)	1.7	(3.6)
O&R
Electric	(5.9)	(5.8)	(1.8)	(1.6)
Firm – Gas	3.8	4.8	8.8	(0.6)

Refer to the company’s Third Quarter Form 10-Q, which is being filed with the Securities and Exchange Commission, for the consolidated balance sheets at September 30, 2011 and December 31, 2010 and the consolidated income statements for the three and nine months ended September 30, 2011 and 2010. Additional information related to utility sales and revenues is available at www.conedison.com (select “Shareholder Services” and then select “Press Releases”).

This press release contains forward-looking statements that reflect expectations and not facts. Actual results may differ materially from those expectations because of factors such as those identified in reports the company has filed with the Securities and Exchange Commission.

This press release also contains a financial measure, earnings from ongoing operations. This non-GAAP measure should not be considered as an alternative to net income, which is an indicator of operating performance determined in accordance with GAAP. Management uses this non-GAAP measure to facilitate the analysis of the company’s ongoing performance as compared to its internal budgets and previously reported financial results. Management believes that this non-GAAP measure is also useful and meaningful to investors.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy companies, with approximately $13 billion in annual revenues and $37 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas, and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York state and adjacent sections of northern New Jersey and northeastern Pennsylvania; Consolidated Edison Solutions, Inc., a retail energy supply and services company; Consolidated Edison Energy, Inc., a wholesale energy supply company; and Consolidated Edison Development, Inc., a company that participates in infrastructure projects.

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